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                                                                      Exhibit 5


                     [Letterhead of Dilworth Paxson LLP]


DIRECT DIAL NUMBER:
215-575-7000



                               October 1, 2001


The Board of Directors
Manugistics Group, Inc.
2115 East Jefferson Street
Rockville, MD 20852


        Re: Shares of Common Stock to be Registered on Form S-3
            ---------------------------------------------------

Dear Sirs:

        We have acted as counsel for Manugistics Group, Inc., a Delaware corporation (the "Company"), in connection with the preparation of a Registration Statement on Form S-3 (Reg. No. 333-66104), which the Company has filed with the Securities and Exchange Commission (the "Commission") pursuant to the Securities Act of 1933, as amended (the "Act") on July 27, 2001, and Amendment No. 1 thereto, which the Company intends to file with the Commission on or about October 1, 2001, relating to a total of 135,793 shares (the "Shares") of the Company's common stock, par value $.002 per share. The Company issued the Shares in connection with its acquisition of substantially all of the assets of OneRelease.com, LLC and OneRelease.com, Inc. (collectively, "OneRelease"), pursuant to a certain Asset Purchase Agreement dated as of May 17, 2001, by and among the Company and OneRelease (the "Asset Purchase Agreement").

        Said Registration Statement, as amended by Amendment No. 1, and including all exhibits thereto and all documents incorporated therein by reference, is referred to herein as the "Registration Statement."

        The Shares may be resold from time to time for the account of certain persons whose names are listed in the Registration Statement under the caption "Selling Stockholders."

        In this connection, we have examined: (i) the Company's Amended and Restated Certificate of Incorporation and Amended and Restated By-laws, as presently in effect; (ii) the resolutions and related minutes of the Company's Board of Directors approving the Asset Purchase Agreement and the transactions contemplated thereby, including the issuance of the Shares pursuant thereto and the preparation and filing of the Registration Statement; (iii) the Asset Purchase Agreement; (iv) the Registration Rights Agreement by and among the Company and OneRelease dated as of May 17, 2001; (v) the Registration Statement; and (vi) certain


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Dilworth Paxson LLP                                                       Page 2
To: The Board of Directors

officers' certificates and such other documents as we have deemed appropriate or necessary for purposes of rendering the opinion hereinafter expressed.

        In rendering the opinion expressed below, we have assumed the authenticity of all documents and records examined, the conformity with the original documents of all documents submitted to us as copies and the genuineness of all signatures.

        Based upon and subject to the foregoing, we are of the opinion that the Shares are duly authorized, legally issued, fully paid and non-assessable.


        We have made such investigation of the General Corporation Law of the State of Delaware (the "Delaware GCL") as we have considered appropriate for the purpose of rendering the opinions expressed above. We are qualified to practice law in the Commonwealth of Pennsylvania; this opinion is limited to the Federal law of the United States and the Delaware GCL.


        We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference made to this Firm under the caption "Legal Matters" in the Prospectus constituting a part of the Registration Statement.

                                                Sincerely,

                                                /s/ Dilworth Paxson LLP

                                                DILWORTH PAXSON LLP